LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of the 27th day of April, 2018, by and between CrowdOut Capital, LLC, a Texas limited liability company (“Lender”), and Sunworks Inc., a Delaware corporation (“Borrower”).

RECITALS

A. Lender is providing Borrower a term loan in the Term Loan Amount (the “Term Loan”), which shall be evidenced by the Notes, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

ARTICLE 1.
DEFINITIONS

1.1 Definition of Certain Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any person or entity shall mean (a) any other person or entity which, directly or indirectly, controls or is controlled by or is under common control with such person or entity, (b) any officer or director of such entity and (c) with respect to Lender, any entity administered or managed by Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A person or entity shall be deemed to be “controlled by” any other person or entity if such person or entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such person or entity whether by contract, ownership of voting securities, membership interests or otherwise.

“Business Day” shall mean any day other than Saturday or Sunday on which commercial banking institutions are open for business in Austin, Texas.

“Capital Securities” shall mean all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Cargile” shall mean Charles F. Cargile, the current Chief Executive Officer and a member of the Board of Directors of Borrower.

“Change in Control” shall mean (a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group of Persons acting jointly or otherwise in concert of capital stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower or (b) the acquisition of Control of Borrower by any Person or group of Persons acting jointly or otherwise in concert; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise. For purposes of this definition, “Control” means, in respect of a particular Person, the possession, directly or indirectly, pursuant to a written agreement, of the power to make key decisions with regard to the management of such Person.

“Closing Date” shall mean the date on which this Agreement and all of the other Loan Documents required to be delivered concurrently with this Agreement shall have been executed and delivered to Lender, the conditions precedent to the closing of the Loan shall have been satisfied and the proceeds of the Loan shall have been disbursed to or for the benefit of Borrower.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Default Interest Rate” shall mean the lesser of Eighteen Percent (18.0%) per annum or the Maximum Rate.

“Dividend” shall mean a payment made, liability incurred, or other consideration given by any Person (other than any stock dividend or stock split payable solely in Capital Securities of that Person) for the purchase, acquisition, redemption or retirement of any Capital Securities of that entity or as a dividend, return of capital, or other distribution in respect of that Person’s Capital Securities.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Environmental Laws” shall mean all laws, statutes, ordinances, rules, regulations, orders, and determinations of any Governmental Authority pertaining to health, hazardous substances, natural resources, conservation, wildlife, pollution or the environment.

“Event of Default” shall mean any of the events specified in Section 7.1.

“GAAP” shall mean generally accepted accounting principles of the United States, consistently applied, subject to fiscal year-end adjustments with respect to any interim financial statements or reports.

“Governmental Authorities” shall mean, collectively, all Federal, state and local or regional governmental agencies, boards, tribunals, courts or instrumentalities having jurisdiction over Borrower or the Property.

“Hazardous Materials” shall mean any substance that is defined or listed as a hazardous, toxic or dangerous substance under any Environmental Law or is otherwise regulated or prohibited or subject to investigation or remediation under any Environmental Law because of its hazardous, toxic or dangerous properties, including (i) any substance that is a “hazardous substance” under applicable Environmental Law, and (ii) asbestos, petroleum, petroleum products and polychlorinated biphenyls.

2

“Head Office” shall mean Lender’s headquarters, located at 1010 Land Creek Cove, Suite 150, Austin, Texas 78746, or such other location as Lender may designate by providing Borrower with not less than ten (10) days’ prior written notice.

“Insurance Policies” shall mean the following insurance policies, in each case acceptable to Lender:

(a) Commercial General Liability Insurance for owners, including blanket contractual liability, products and completed operations, personal injury (including employees), independent contractors, explosion, collapse and underground hazards for bodily injury and property damage the aggregate as set forth on Schedule 1.1;

(b) Workers’ Compensation Insurance for statutory limits;

(c) Property insurance in the amount of the replacement value of the Equipment (as defined in the Security Agreement);

(d) Such other insurance as is required by any other Loan Document or as Lender may otherwise reasonably require.

All Insurance Policies shall be “occurrence” based policies, issued on forms, by companies and in amounts satisfactory to Lender. The Lender hereby agrees that the current Insurance Policies in place and the current coverage amounts are satisfactory to the Lender. All insurance policies shall contain loss-payable clauses in favor of Lender and its successors and assigns, as loss payee under a Lender’s loss payable endorsement or mortgagee, as applicable, together with a non-contributing mortgagee clause acceptable to Lender. All policies of liability insurance shall name Lender and its successors and assigns as additional insureds. All insurance policies and certificates of insurance provided to Lender shall require (30) days’ prior written notice of cancellation or material diminution in coverage. All insurance policies shall be issued by insurers acceptable to Lender. Borrower may satisfy the insurance requirements of this Agreement and the other Loan Documents by using “blanket” policies which cover the property (or the other risks required to be insured hereby or thereby) and other properties or risks of Borrower, provided that any such blanket policy shall comply with the specific requirements set forth herein or therein.

“Legal Requirements” shall mean all applicable laws, rules, regulations, ordinances, judgments, orders, decrees, injunctions, arbitral awards, permits, licenses, authorizations, directions and requirements of all Governmental Authorities, including but not limited to the United States Foreign Corrupt Practices Act.

“LIBOR-Based Rate” shall mean a fluctuating interest rate per annum as shall be in effect from time to time equal to the LIBOR Rate of Interest, plus Nine Hundred Fifty (950) basis points; provided, however, that in no event shall the LIBOR-Based Rate be greater than the Maximum Rate.

3

“LIBOR Rate of Interest” shall mean, for any day, the one-month fluctuating rate (expressed as a percentage per annum and adjusted as described in the last sentence of this definition of LIBOR Rate of Interest) calculated on a Three Hundred Sixty (360) day calendar year for deposits in United States Dollars as calculated by Intercontinental Exchange (ICE) Benchmark Administration Limited (“ICE”) (or any successor thereto) as of 11:00 a.m., Austin, Texas time, three (3) Business Days prior to such date with a term of one (1) month commencing that day. If such rate shall cease to be calculated by ICE (or any successor thereto) or if Lender determines in good faith that the rate calculated by ICE no longer accurately reflects the rate available to Lender in the London interbank market, the LIBOR Rate of Interest shall be determined by Lender to be the offered rate as announced by a recognized commercial service as representing the average LIBOR rate for deposits in United States Dollars (for delivery on such day) as of 11:00 a.m., Austin, Texas time, three (3) Business Days prior to such date with a term of one (1) month commencing that day. If the rates referenced in the two preceding sentences are not available, LIBOR will be determined by a reasonable alternate method mutually agreed to by Lender and Borrower and if Lender and Borrower cannot so agree, Lender and Borrower shall mutually designate an independent third party to select such reasonable alternative method, with Lender and Borrower hereby agreeing to accept such selection by such independent third party. Notwithstanding the foregoing, in no event shall the LIBOR Rate of Interest be less than one and half percent (1.5%) per annum.

“Loan” shall mean the Term Loan.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Agreement, the Subordination Agreement, any swap agreements, derivative agreements, interest rate protection agreements or similar agreements entered into by Borrower with Lender or any Affiliate of Lender, and any other document, instrument or agreement evidencing or securing the Loan, together with any and all modifications and amendments to any of the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, property or condition (financial or otherwise) of Borrower taken as a whole; (ii) Borrower’s ability to perform its obligations hereunder or any other Loan Document to which it is a party, or (iii) the validity or enforceability of this Agreement or any other Loan Document. Notwithstanding the foregoing, a Material Adverse Effect shall exclude any effect arising from or relating to (i) any action taken by Borrower at the request of Lender, (ii) interest rates, the U.S. or global economy in general, U.S. or global securities markets in general, or acts of war (whether or not declared) or terrorism, except to the extent any of the foregoing has a disproportionate negative impact on Borrower, as compared to other companies similarly situated to Borrower, (iii) changes in any Legal Requirements, except to the extent such changes have a disproportionate negative impact on Borrower, as compared to other companies similarly situated to Borrower, (iv) actions taken or omitted to be taken pursuant to the terms of this Agreement, or (v) any matter appropriately set forth in the Schedules.

“Maturity Date” shall mean June 30, 2020.

4

“Maximum Rate” shall mean the maximum non-usurious rate of interest permitted for that day by whichever of applicable federal or Texas (or any jurisdiction whose usury laws are deemed to apply to the Loan or any documents executed in connection therewith despite the intention and desire of the parties to apply the usury laws of the State of Texas) laws permit the higher interest rate, stated as a rate per annum. On each day, if any, that the Texas Finance Code establishes the Maximum Rate, the Maximum Rate shall be the “weekly ceiling” (as defined in Section 303 of the Texas Finance Code) for that day. Lender may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to Borrower, if and to the extent permitted by the Texas Finance Code. Without notice to Borrower or any other Person, the Maximum Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates. If no maximum nonusurious rate is established by applicable law, then the term “Maximum Rate” shall mean a rate of interest equal to Eighteen Percent (18.0%) per annum.

“Notes” shall mean the Senior Note and the Subordinated Note.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of all sums advanced or to be advanced hereunder, together with interest on the outstanding principal balance of such sums and with any and all other sums payable by Borrower to Lender pursuant to this Agreement, the Notes or any other Loan Document, and payment and performance of all of the warranties, representations, covenants and agreements to be paid, fulfilled, observed and performed by Borrower under each Loan Document to which Borrower is a party.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated association, or other entity or association.

“Permitted Liens” shall mean with respect to any Person:

(a)	liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by proceedings diligently pursued;

(b)	carriers’, repairmens’, mechanics’, workers’, materialmen’s, sureties, or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are contested in good faith by proceedings diligently pursued;

(c)	liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (i) any such lien shall not encumber any other property of Borrower and (ii) the aggregate amount of indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed One Hundred Fifty Thousand Dollars ($150,000.00); and

5

(d)	any other lien, encumbrance or charge acceptable to and approved in writing by Lender, including those liens listed on Schedule 1.1 attached to.

“Regulatory Change” shall mean any change, effective after the date of closing the Loan, in United States Federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks which includes Lender, under any United States Federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Security Agreement” shall mean that certain Security Agreement executed by Borrower in favor of Lender pledging and granting a first priority lien on the Collateral, as defined therein, which represent all the assets of Borrower, except for those encumbered by Permitted Liens, collateralizing repayment of the Senior Note.

“Senior Note” shall mean that certain promissory note in the amount of Three Million Dollars ($3,000,000.00) executed by Borrower and payable to Lender to evidence the Term Loan, together with any and all modifications and amendments thereto and any note issued in substitution or replacement therefore.

“Short” means Kirk Short, the President of the Commercial Solar Division of the Borrower.

“Subordinated Note” shall mean that certain promissory note in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) executed by Borrower and payable to Lender to evidence the Term Loan, together with any and all modifications and amendments thereto and any note issued in substitution or replacement therefore.

“Subordination Agreement” shall mean that certain Subordination Agreement executed by Borrower and Lender which prioritizes payment of the Senior Note ahead of payment of the Junior Note.

“Subsidiary(ies)” shall mean, in respect of any Person, any corporation, association, joint stock company, limited liability company, partnership (whether general, limited or both), or business trust (in any case, whether now existing or hereafter organized or acquired), of which more than fifty percent (50%) of the outstanding voting Capital Securities or other ownership interest is owned either directly or indirectly by such Person and/or one or more of its Subsidiaries, or the management of which is otherwise controlled either directly or indirectly by such Person and/or one or more of its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise expressly requires, the term Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrower.

“Term Loan Amount” shall mean the loan in the aggregate principal amount of $3,750,000.00 as evidenced by the Notes.

“UCC” shall mean the Uniform Commercial Code in effect in the State of Delaware from time to time.

6

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as in effect on the date of this Agreement.

1.3 Other Terms Defined in UCC. All other capitalized words and phrases used in this Agreement and not otherwise specifically defined in this Agreement shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined in the UCC.

ARTICLE 2.
THE TERM LOAN

2.1 Term Loan. Lender agrees to loan to Borrower and Borrower agrees to borrow, on the date of execution of this Agreement, a sum equal to the Term Loan Amount. At the time of borrowing, Borrower agrees to execute the Notes. The Loan shall be subject to the terms and conditions of this Agreement, the Security Agreement, the Notes and the Subordination Agreement.

2.2 Interest Rate. The outstanding principal balance of the Loan shall bear interest at the LIBOR-Based Rate, and interest shall be computed, assessed and payable as set forth below.

2.3 Payment of the Term Loan. Subject to the remainder of this Article 2, the Loan shall be repaid in monthly installments on the first day of each calendar month (“Installment Payments”) as follows:

(a) During the period beginning on the first month after the Closing Date and continuing until the last month preceding the Maturity Date, the Installment Payments shall be equal to the amount of accrued interest on the outstanding Term Loan Amount calculated at the LIBOR-Based Rate.

(b) On the Maturity Date, the entire outstanding Term Loan Amount, plus all accrued interest on the outstanding Term Loan Amount calculated at the LIBOR-Based Rate shall be paid.

2.4 Calculation of LIBOR-Based Rate. On the date which is three (3) Business Days prior to the date each Installment Payment is due pursuant to the Loan (the “Calculation Date”), Lender will deliver to Borrower a billing statement setting forth the LIBOR Rate of Interest on such Calculation Date (“Current LIBOR Rate of Interest”). Such Current LIBOR Rate of Interest shall be used to determine the amount of the applicable Installment Payment due three (3) Business Days after the Calculation Date.

2.5 Default Interest Rate. Interest on overdue payments and interest accruing during an Event of Default shall accrue and bear interest at the Default Interest Rate.

7

2.6 Prepayment; Exit Fee.

(a) Borrower may not prepay the Loan within one (1) year of the Closing Date. Beginning one (1) year following the Closing Date, Borrower may prepay the Loan in whole and not in part, provided, however, that in the event Borrower prepays the Loan, refinances the Loan, or otherwise when the Loan is paid in full prior to the Maturity Date, Borrower shall pay the sum of (i) Three Hundred Seventy-Five Thousand Dollars ($375,000.00) if the Loan is prepaid on or prior to March 31, 2020 or (ii) Four Hundred Thirty-Five Thousand Dollars ($435,000.00) if the Loan is prepaid after March 31, 2020 but prior to the Maturity Date (such amount, the “Exit Fee”) in addition to all amounts of principal and accrued interest due and owing on the Loan, with such Exit Fee being payable to the holders of the Senior Note and not to the holders of the Subordinated Note. All payments shall first be applied to all accrued and unpaid interest, with the remainder, if any, applied to unpaid principal.

(b) The Exit Fee shall be deemed consideration for Borrower’s right to prepay the Loan and shall not be deemed interest payable hereunder; provided however, in the event any court of applicable jurisdiction determines that the application of the Exit Fee would cause the effective rate of interest on the Loan to be greater than the Maximum Rate, such Exit Fee shall be reduced such that the effective rate of interest on the Loan is equal to the Maximum Rate.

(c) Borrower at any time may request from Lender to prepay the Loan in part, and may only do so with Lender’s consent, which consent can be denied in Lender’s sole discretion, and pursuant to terms mutually agreed between Borrower and Lender. Any such prepayments shall first be applied to all accrued and unpaid interest, with the remainder, if any, applied to unpaid principal.

2.7 Closing Fee. Borrower shall pay to Lender a non-refundable fully earned closing fee in the amount of Ninety-Three Thousand Seven Hundred Fifty Dollars ($93,750.00) on the Closing Date (“Closing Fee”).

2.8 Payments to Lender. All amounts payable hereunder by Borrower to Lender shall be paid pursuant to the wire transfer instructions set forth in Schedule 2.8 hereto unless otherwise designated by Lender to Borrower in writing.

2.9 Fees and Prepaid Charges Fully Earned. Borrower agrees that the Closing Fee and any and all other loan fees payable hereunder as of the Closing Date are earned fully as of the date of the Loan and will not be subject to refund, except as required by law.

2.10 Use of Proceeds: The proceeds of the Term Loan may be used by Borrower only in the ordinary course of its business. The proceeds of the Term Loan may not be used for personal, family or household purposes.

8

ARTICLE 3.
ADDITIONAL COSTS; INDEMNIFICATION

3.1 Additional Costs; Regulatory Change.

(a) Notwithstanding any conflicting provision of this Agreement to the contrary, if any applicable law or regulation shall (i) subject Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to the Loan, this Agreement, any of the Notes, or any other Loan Document or the payment by Borrower of any amounts payable to Lender with respect to the Loan, this Agreement, any of the Notes, or any other Loan Document; or (ii) materially change the basis of taxation of payments to Lender of the principal of or the interest on any Note or any other amounts payable to Lender under this Agreement or any other Loan Document; or (iii) impose on Lender any other condition or requirement with respect to this Agreement, any of the Notes or any other Loan Document, and if the result of any of the foregoing is (A) to increase the cost to Lender of making, funding or maintaining all or any part of the principal of any of the Loan, or (B) to reduce the amount of principal, interest or any other sum payable by Borrower to Lender under this Agreement, any Note or any other Loan Document, or (C) to require Lender to make (or Borrower to withhold) any payment or to forego any interest or other sum payable by Borrower to Lender under this Agreement, any Note or any other Loan Document, the amount of which payment or foregone interest or other sum is measured by or calculated by reference to the gross amount of any sum receivable or deemed received by Lender from Borrower under this Agreement, any Note or any other Loan Document, then, and in each such case, Borrower will pay to Lender, within ten (10) days of written notice, such additional amounts as will (upon the mutual agreement of Lender and Borrower) be sufficient to compensate Lender for such additional cost, withholding reduction, payment or foregone interest or other sum. Anything in this paragraph to the contrary notwithstanding, the foregoing provisions of this paragraph shall not apply in the case of any additional cost, reduction, payment or foregone interest or other sum resulting solely from or arising solely as a consequence of any taxes charged upon or by reference to the overall net income, profits or gains of Lender.

(b) If any present or future applicable law shall make it unlawful for Borrower to perform any of its agreements or obligations under this Agreement, any Note or any other Loan Document, and Lender shall reasonably determine (which determination shall be conclusive and binding on Borrower) that as a consequence of the effect or operation (whether direct or indirect) of any such applicable law, any of the rights, remedies, powers or privileges of Lender under or in respect of this Agreement, any of the Notes or any other Loan Document shall be or become invalid, unenforceable, or materially restricted then Lender may, by giving notice to Borrower, declare all of the Obligations, including without limitation the entire unpaid principal of the Notes, all of the unpaid interest accrued on the Notes and any and all other sums due and payable by Borrower to Lender under this Agreement, the Notes and any other Loan Document, to be immediately due and payable, and, thereupon, such Obligations shall (if not already due and payable) forthwith become and be due and payable without further notice or other formalities of any kind, all of which are hereby expressly waived.

9

3.2 Indemnification for Losses. Without derogating from any of the other provisions of this Agreement or any other Loan Document, Borrower hereby absolutely and unconditionally agrees to indemnify Lender, upon demand at any time and as often as the occasion therefor may require, against any and all claims, demands, suits, actions, damages, losses, costs, expenses and all other liabilities whatsoever which Lender or any of its directors, managers, or officers may sustain or incur as a consequence of (a) any failure by Borrower to pay any amount payable under this Agreement, any Note or any other Loan Document as and when such amount shall first have become due and payable (giving effect, however, to expiration of the period of grace (if any) applicable thereto), or (b) the acceleration of the maturity of any of the Obligations, or (c) any failure by Borrower to perform or comply with any of the terms and provisions of this Agreement, any Note or any other Loan Document to which Borrower are a party. Such claims, demands, suits, actions, damages, losses, costs or expenses shall include, without limitation (a) any costs incurred by Lender in carrying funds to cover any overdue principal, overdue interest or any other overdue sums payable by Borrower under this Agreement, any Note, or any other Loan Document; (b) any interest payable by Lender to the lenders of the funds borrowed by Lender in order to carry the funds referred to in clause (a) of this Section; and (c) any losses (but excluding losses of anticipated profit) incurred or sustained by Lender in liquidating or re-employing funds acquired from third parties to make, fund or maintain all or any part of the Loan.

3.3 Statements by Lender. A statement signed by an officer of Lender setting forth any additional amount required to be paid by Borrower under Sections 3.1 or 3.2 of this Agreement together with third party documentation evidencing such amounts, shall be submitted by Lender to Borrower in connection with each demand made at any time by Lender under either such Section. A claim by Lender for all or any part of any additional amounts required to be paid by Borrower under such Sections may be made before or after any payment to which such claim relates. Each such statement shall, in the absence of manifest error, constitute conclusive evidence of the additional amount required to be paid to Lender.

ARTICLE 4.
CONDITIONS PRECEDENT

4.1 General. Lender shall not be required to consummate the transactions contemplated by this Agreement or to disburse the proceeds of any of the Loan unless the conditions set forth in this Article 4 shall have been completed to Lender’s satisfaction.

(a) Borrower shall have executed the Loan Documents and shall have delivered the same to Lender. All of the Loan Documents shall be in full force and effect.

(b) Borrower shall have provided Lender with a certificate from a duly authorized representative of Borrower: (i) attaching true and complete copies of Borrower’s Certificate of Incorporation and Bylaws, and certifying that the same are in full force and effect and unmodified; (ii) attaching a resolution authorizing Borrower’s execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and its performance of its obligations under this Agreement and the other Loan Documents, and confirming that such resolution is in full force and effect; and (iii) identifying the officers, members or managers of Borrower who are authorized to execute and deliver this Agreement for and on behalf of Borrower, and providing specimen signatures for such officers;

10

(c) Borrower shall have provided Lender with a certificate of its existence and good standing;

(d) Borrower shall have appointed Joshua E. Schechter or such other person as may be designated by Lender from time to time (“Lender’s Designee”) to its Board of Directors;

(e) Reserved;

(f) Reserved;

(g) Short and Borrower will have commenced to convert all 1,506,024 shares of Short’s Series B Preferred Stock of Borrower into 1,506,024 shares of Common Stock of Borrower and provide written evidence thereof to Lender. Within ten (10) days of the Closing Date, Borrower will provide satisfactory evidence thereof to Lender. Furthermore, on or before the Closing Date, Borrower will not have sold, repurchased or granted a security interest in or otherwise transferred or encumbered any of its Preferred Stock.

(h) Borrower shall have paid the Closing Fee of Ninety-Three Thousand Seven Hundred Fifty Dollars ($93,750.00) to Lender and all costs and expenses of Lender in connection with this Agreement or the closing of the transactions contemplated hereby including, without limitation, reasonable attorney’s fees, with such cost and expenses not to exceed Thirty-Five Thousand Dollars ($35,000.00); and

(i) UCC-3 lien releases set forth on the attached Schedule 4.1(i) with respect to the Collateral as required by Lender have been obtained on all of the Collateral.

(j) Landlord Waiver in a form acceptable to Lender from the landlord of the property leased by Borrower located at 15 Pepsi Way, Durham, California.

(k) Evidence of Borrower’s termination of the credit card agreement between Wells Fargo Bank and Borrower.

4.2 Conditions for the Benefit of Lender. All of the foregoing conditions are imposed for the benefit of Lender. No party other than Lender shall have standing to require the satisfaction of any such conditions, and no party shall be entitled to assume that Lender would refuse to make advances of Loan proceeds if any one or more of such conditions were to remain unfulfilled. No party other than Lender shall be or be deemed to be the beneficiary of any such conditions; any one or more, or all, of such conditions may be waived if Lender shall deem it advisable to do so.

ARTICLE 5.
GENERAL REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and thereafter, so long as any Obligations remain unpaid and outstanding:

11

5.1 Organization and Existence.

(a) Borrower (i) is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware; (ii) has all necessary power and authority and full legal right to own its property and to carry on its businesses; and (iii) has all necessary power and authority, and full legal right, to enter into this Agreement and each of the other Loan Documents to which it is a party, and to perform, observe and comply with all of its agreements and obligations under this Agreement and the other Loan Documents.

(b) Borrower has provided Lender with true, correct and complete copies of its Certificate of Incorporation and Bylaws and all of the exhibits thereto (collectively, “Borrower’s Organizational Documents”). All of Borrower’s Organizational Documents are unmodified and in full force and effect.

5.2 Due Authorization.

(a) The execution and delivery by Borrower of this Agreement and the other Loan Documents to which Borrower is a party, the performance by Borrower of all of its agreements and obligations under such documents and the making of the borrowings contemplated by this Agreement have been duly authorized by all necessary action on the part of Borrower and do not and will not (i) contravene any provision of Borrower’s Organizational Documents; (ii) except those in which consent has been procured, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien (other than those in favor of Lender pursuant to the Loan Documents) upon any of its property under any agreement, indenture, mortgage or other instrument to which Borrower is a party or by which Borrower is bound or affected; (iii) violate or contravene any provision of any law, rule or regulation (including, without limitation, the Regulations of the Board of Governors of the Federal Reserve System) or any order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official binding on Borrower; or (iv) except for those that have been procured, require any waivers, consents or approvals by any of the creditors or trustees for creditors of Borrower.

(b) Except as to matters which Borrower has procured, obtained or performed prior to or concurrently with its execution and delivery of this Agreement, no approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency is required under any provision of any applicable law:

(i) for Borrower’s execution and delivery of this Agreement and the other Loan Documents to which it is a party or Borrower’s performance of its obligations under this Agreement and the other Loan Documents and the borrowings contemplated by this Agreement; or

(ii) for the continuing legality, validity, binding effect, enforceability or admissibility in evidence of this Agreement and the other Loan Documents.

12

5.3 General. To the knowledge of Borrower, there are no actions, suits or proceedings pending, threatened against Borrower or any Subsidiary which could, if determined adversely to Borrower or such Subsidiary, reasonably be expected to have a Material Adverse Effect upon Borrower or such Subsidiary.

5.4 Loan Documents. On or before the Closing Date, Borrower will have duly executed and delivered each of the Loan Documents to which it is a party and each such Loan Document will be in full force and effect. Each Loan Document to which Borrower is a party shall constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights).

5.5 No Default. To the knowledge of Borrower, no event has occurred and is continuing, and no condition exists, which constitutes (or would, with the provision of notice or the passage of time, or both, constitute) an Event of Default. Borrower has no right to rescind, cancel or terminate this Agreement or any other Loan Document.

5.6 Financial Statements. Except for the absence of footnotes in monthly unaudited financial statements, all of the financial statements of Borrower and each Subsidiary delivered to Lender in connection with the transactions contemplated by this Agreement have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of Borrower and such Subsidiary as of the dates on which the same were prepared. There are no material liabilities or obligations, secured or unsecured (whether accrued, absolute or actual, contingent or otherwise), not reflected in such financial statements, which, in accordance with GAAP, should have been reflected therein. From the date of the most recent financial statements provided to Lender until the date hereof, there has been no materially adverse change in the financial condition of Borrower or any Subsidiary.

5.7 Tax Returns. Except as set forth on Schedule 5.7, Borrower and each Subsidiary has filed all federal, state and other tax returns required to be filed in respect of all taxing periods prior to the date of this Agreement (or has been granted extensions with respect to same), and has paid or made reasonable provision, in accordance with applicable laws for the payment of all taxes (if any) which have or may become due and payable pursuant to any such returns (or pursuant to any matters raised by audits). Except as set forth on Schedule 5.7, each of Borrower and each Subsidiary has paid or caused to be paid all real and personal property taxes and assessments and other governmental charges lawfully levied or imposed on or against Borrower or such Subsidiary or its property (other than those presently payable without payment of interest or penalty and those which are subject to contests initiated in good faith and diligently prosecuted and as to which adequate reserves have been provided).

5.8 Solvency. Borrower does not intend to, and does not believe that it will, incur debts beyond its ability to pay as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its indebtedness. After giving effect to the closing of the transactions contemplated by this Agreement and the disbursement of the proceeds of the Loan, shall be solvent.

13

5.9 Business Loan. The Loan is intended solely for business purposes, and no proceeds of the Loan shall be used for personal, family or household purposes.

5.10 Locations. Schedule 5.10 sets forth all locations (whether owned or leased) at which Borrower conducts business or at which Borrower’s assets are located (the “Locations”).

5.11 Subsidiaries. Except as listed on Schedule 5.11, Borrower has no Subsidiaries.

5.12 Encumbrances. To the knowledge of Borrower after due inquiry, there are no security interests in, or liens, mortgages, or other encumbrances on the Collateral, except Permitted Liens set forth in Schedule 1.1.

5.13 Environmental. Neither Borrower nor any Subsidiary has used Hazardous Materials on, in, under or otherwise affecting any real or personal property now or at any time owned, occupied or operated by Borrower or such Subsidiary or upon which Borrower or such Subsidiary has a place of business (collectively and severally the “Property”) in any manner which violates any Environmental Law(s), to the extent that any such violation could reasonably be expected to result in a Material Adverse Effect; and, to the best of Borrower’s knowledge, no prior owner, occupant or operator of any of the Property, or any current or prior owner, occupant or operator thereof, has used any Hazardous Materials on or affecting the Property in any manner which violates any Environmental Law(s), to the extent that any such violation could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any Subsidiary has ever received any notice of any violation of any Environmental Law(s), and to the best of Borrower’s knowledge, there have been no actions commenced or threatened by any party against Borrower or any Subsidiary or any of the Property for non-compliance with any Environmental Law(s), which, in any case, could reasonably be expected to result in a Material Adverse Effect.

5.14 Property Taxes. Except as otherwise provided herein, there are no property taxes due with respect to the Collateral until the 2019 calendar year.

5.15 Names; Assumed Names. The name and jurisdiction of formation of Borrower and each Subsidiary is exactly as set forth in this Agreement. Within the past five (5) years, except as set forth on Schedule 5.15, Borrower and each Subsidiary have not conducted their business under any corporate, trade, assumed or fictitious name, and following the date hereof Borrower and each Subsidiary will not conduct their business under any other corporate, trade, assumed or fictitious name without thirty (30) days prior written notice to Lender, and execution and delivery of such additional documents as Lender may request.

5.16 Litigation. Except as set forth on Schedule 5.16, there is no action, suit or proceeding pending, or to the knowledge of Borrower threatened, against any Borrower or any Subsidiary, or before any court, governmental department, administrative agency or instrumentality which, if such action, suit or proceeding were adversely determined, (i) would subject Borrower or any Subsidiary to any liability not fully covered by insurance, or (ii) would reasonably be expected to result in a Material Adverse Effect on the financial position or the results of operations of Borrower, any Subsidiary or their business or their ability to perform their obligations under this Agreement, the Notes or any Loan Document to which they are a party.

14

ARTICLE 6.
COVENANTS OF BORROWER

Borrower covenants with and warrants to Lender that until all of the Obligations are paid and satisfied in full, Borrower shall comply with, observe, perform or fulfill, and shall cause each Subsidiary to comply with, observe, perform or fulfill, all of the covenants set forth in this Article 6, unless Lender shall have otherwise consented in writing.

6.1 Financial Statements and Reports.

(a) Borrower and each Subsidiary shall keep complete and accurate books and records, in accordance with GAAP, consistently applied at all times during the pendency of the Loan, and shall permit Lender and its representatives, upon reasonable prior notice, to examine and make copies of the same at any reasonable time

(b) Within one hundred eighty (180) days after the end of each fiscal year, Borrower and each Subsidiary shall furnish to Lender its annual audited financial statements, including a balance sheet as of the last day of such fiscal year and the related profit and loss and cash flow statements for such year, in a form acceptable to Lender. The foregoing financial statements shall be audited by the Company’s then current independent certified public accountants in accordance with GAAP, consistently applied.

(c) Borrower shall, within five (5) days after the filing thereof, furnish to Lender a copy of Borrower’s Federal income tax returns.

(d) Borrower shall furnish to Lender a copy of each Subsidiary’s annual Federal income tax return (including all supporting schedules) within five (5) days after the filing thereof.

(e) Borrower will furnish and cause each of its Subsidiaries to furnish such other information regarding its financial matters as Lender may reasonably request promptly after Lender’s request therefor.

(f) Borrower shall maintain compliance with the requirements of the Securities & Exchange Commission, NASDAQ and all other regulatory agencies that govern the financial instruments and securities of Borrower.

6.2 Insurance. Borrower shall maintain insurance coverage pursuant to the Insurance Policies or any new policies contracted by Borrower which contain substantially the same coverage as the Insurance Policies.

6.3 Borrower’s Existence. Borrower shall, and cause each of its Subsidiaries to, preserve and maintain its existence and all of its rights, franchises and privileges, except for the disposition or dissolution of any Special Purpose Vehicles formed for the development of project based business.

15

6.4 Compliance with Legal Requirements. Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Legal Requirements, and will promptly notify Lender in the event that Borrower or any of its Subsidiaries receives any notice, claim or demand from any Governmental Authority asserting the violation of any applicable Legal Requirement which could reasonably be expected to have a Material Adverse Effect upon Borrower or any of its Subsidiaries. Borrower or its Subsidiaries may contest the propriety or the applicability of any Legal Requirement, provided (a) that Borrower shall provide Lender with written notice of such contest; (b) that there shall then be no uncured Event of Default; (c) that such contest shall be initiated in good faith in accordance with the appropriate legal or administrative procedure therefor and diligently prosecuted to a timely completion; (d) that such contest shall not, in Lender’s judgment, jeopardize the security for the Loan or any portion of Borrower’s assets to imminent risk of loss or forfeiture; and (e) Borrower shall indemnify Lender from and against any and all liability, loss, cost, damage and expense which may be incurred by or asserted against any such party in connection with or arising from such contest.

6.5 Notice of Litigation. Borrower shall, and shall cause each of its Subsidiaries to, furnish or cause to be furnished to Lender within 5 Business Days after Borrower or any of its Subsidiaries shall have first become aware of the same, a written notice identifying, and describing Borrower’s or such Subsidiary’s proposed response to the commencement or institution of any legal or administrative action, suit, proceeding or investigation by or against Borrower or such Subsidiary in or before any court, governmental or regulatory body, agency, commission or official, board of arbitration or arbitrator which could reasonably be expected to have or result in a Material Adverse Effect on Borrower or any Subsidiary. For the purposes of this Agreement, any such litigation or other matter in which the sum in dispute is Two Hundred Fifty Thousand Dollars ($250,000.00) or more will be deemed to be material.

6.6 Notice of Other Events.

(a) If (and on each occasion that) any Event of Default shall occur, Borrower shall, promptly after becoming aware of the same, furnish Lender with a written notice specifying the nature of such Event of Default and describing Borrower’s proposed response thereto.

(b) Immediately upon Borrower first becoming aware of any of the following occurrences, Borrower will notify Lender in writing of: (i) the business failure, insolvency or bankruptcy of Borrower or any Subsidiary; (ii) the rescission, cancellation or termination of, or the occurrence of a breach, default or event of default under or with respect to any material agreement or contract to which Borrower or any of its Subsidiaries is a party; or (iii) any events of default under any material agreement of Borrower or any of its Subsidiaries or any material violations of any laws, regulations, rules or ordinances of any governmental or regulatory body.

6.7 Payment of Taxes and Other Claims. Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge promptly before interest and penalties accrue, all taxes, assessments and other governmental charges or levies at any time imposed upon it or upon its income, revenues or property, as well as all claims of any kind (including claims for labor, material or supplies) which, if unpaid, might by law reasonably be expected to become a lien, encumbrance, or charge upon all or any part of its income, revenues or property.

16

6.8 Payment of Indebtedness. Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loan and all fees and other amounts payable hereunder or under the Loan Documents as and when required by this Agreement and the other Loan Documents.

6.9 Governmental Consents and Approvals.

(a) Borrower will obtain, and will cause each of its Subsidiaries to obtain, all such approvals, consents, orders, authorizations and licenses from, give all such notices promptly to, register, enroll or file all such agreements, instruments or documents promptly with, and promptly take all such other action with respect to, any Governmental Authority, regulatory agency or official or any central bank or other fiscal or monetary authority, agency or official, as may be required from time to time under any provision of any applicable law:

(i) for the performance by Borrower or such Subsidiary of any of its agreements or obligations under the Notes, this Agreement or any other Loan Document to which it is a party or for the payment by Borrower to Lender at its Head Office of any sums which shall become due and payable by Borrower thereunder;

(ii) to ensure the continuing legality, validity, binding effect or enforceability of the Notes or any other Loan Document;

(iii) to continue the proper operation of the business and operations of Borrower.

6.10 Pension and Benefit Plans. Borrower will, and will cause each of its Subsidiaries to, at all times meet the minimum funding requirements of ERISA with respect to Borrower’s and each of its Subsidiaries’ employee benefit plans subject to ERISA, if any; promptly after Borrower or any of its Subsidiaries knows or has reason to know of the occurrence of any event which would constitute a reportable event or prohibited transaction under ERISA, or that the PBGC, Borrower or any of its Subsidiaries has instituted or will institute proceedings to terminate an employee pension plan, deliver to Lender a certificate of an authorized officer of Borrower setting forth details as to such event or proceedings and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and upon the request of Lender, furnish to Lender (or cause the plan administrator to furnish Lender) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by Borrower or any of its Subsidiaries, as applicable, not later than ten (10) days after such report has been so filed. Borrower shall be permitted to voluntarily terminate employee pension or benefit plans, so long as any such voluntary termination is done in accordance with ERISA and does not result in a material liability or obligation to Borrower.

17

6.11 Further Assurances. Borrower will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all further assurances reasonably requested by Lender from time to time in order to give full effect to any of the Loan Documents.

6.12 Use of Proceeds. Borrower shall use all Loan proceeds only in the ordinary course of its business.

6.13 Board of Directors. Within thirty (30) days of the Closing Date, the Board of Directors of Borrower shall select a Chairman of the Board of Directors and a Chairman of the Borrower’s Audit Committee. Cargile shall not be entitled to serve as the Chairman of the Board of Directors of Borrower.

6.14 Acquisition of Margin Securities. Borrower shall not own, purchase or acquire (or enter into any contract to purchase or acquire) any “margin security” as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect.

6.15 Payment of Claims; Encumbrances. Borrower shall, and shall cause each of its Subsidiaries to, (i) keep the Collateral free of any lien, encumbrance, charge or claim (other than the Permitted Liens and except for the liens and encumbrances arising under the Loan Documents); and (ii) not encumber its assets, whether now owned or hereafter acquired, or any portion thereof or interest therein, permit any lien, levy, attachment or restraint to be made or filed against its assets, whether now owned or hereafter acquired, or any portion thereof or interest therein or permit any receiver or assignee for the benefit of creditors to be appointed to take possession of its assets, whether now owned or hereafter acquired, or any portion thereof.

6.16 Borrower’s Organizational Documents. Borrower shall not, and shall cause each of its Subsidiaries not to, modify, amend or terminate any of Borrower’s or any of its Subsidiaries’ Organizational Documents, or permit any of Borrower’s or any of its Subsidiaries’ Organizational Documents to be modified, amended or terminated, without the prior written consent of Lender. Lender’s consent to any such modification, amendment or termination shall not be unreasonably withheld, provided (a) that there shall be no Event of Default at the time of Borrower’s request for such consent, and (b) the proposed modification, amendment or termination does not (with the provision of notice or the passage of time, or both) violate any provision of this Agreement.

6.17 Prohibition of Assignments, Transfers and Encumbrances. Without Lender’s prior written consent, Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly (i) except in the ordinary course of business, sell, transfer, lease or otherwise dispose of all or any portion of its assets or any interest therein; (ii) except for Permitted Liens, encumber, hypothecate, create a security interest or create or permit any lien upon or affecting the Collateral; (iii) assign, transfer or encumber any interest of Borrower or any of its Subsidiaries under this Agreement or under any other Loan Document, or delegate any of Borrower’s or any of its Subsidiaries’ duties or obligations hereunder or thereunder; (iv) make any material change in its capital structure; (v) change its name, consolidate with or merge into any other Person or permit any other Person to merge into it; or (vi) enter into any sale-leaseback transaction. Notwithstanding the foregoing, Borrower may in the ordinary course of its business, engage in any project based business and any exit activities in connection therewith shall not be deemed to be in violation of this Loan Agreement, including this Section 6.17.

18

6.18 Prohibition of Other Indebtedness. Without Lender’s prior written consent, Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except: (i) indebtedness to Lender, (ii) unsecured trade payables and accrued liabilities arising in the ordinary course of Borrower’s business, (iii) any non-recourse project finance loans incurred by any of its Subsidiaries that are special purpose vehicles formed for project development, (iv) any indebtedness of the Company or its Subsidiaries outstanding as of the date of this Agreement. Notwithstanding anything herein to the contrary, no later than May 31, 2018, Borrower shall (a) obtain a full lien release from Wells Fargo Bank with respect to the lien on all of Lender’s assets granted pursuant to the credit card agreement between Wells Fargo Bank and (b) provide Lender evidence of such lien release and diligently pursue the appropriate filing of such lien release.

6.19 Loans, Acquisitions, Guaranties, Affiliate Transactions. Without Lender’s prior written consent, Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, (i) make any loan, investment, advance or extension of credit to any Person other than in the ordinary course of business, (ii) purchase, create or acquire all or substantially all of the properties or assets of any other Person or any Capital Securities of any other Person, (iii) incur any obligation as surety or guarantor, other than in the ordinary course of business, (iv) enter into any transaction with an Affiliate that is not on terms and conditions as favorable to Borrower as would be obtainable in a transaction with a Person that is not an Affiliate or (v) subordinate any indebtedness due it from any Person to indebtedness of other creditors of such Person.

6.20 Dividends; Distributions. Without Lender’s prior written consent, Borrower shall not, and shall cause each of its Subsidiaries not to, pay any Dividends on its Capital Securities.

6.21 Expenses; Taxes; Indemnity.

(a) Borrower agrees to pay or cause to be paid, and to save Lender harmless against liability for the payment of, all reasonable and documented out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel) (i) incurred by Lender arising from or relating to this Agreement, the Loan Documents and all related due diligence and travel, including, without limitation, the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, provided, however, that in no event shall such payment by Borrower exceed Thirty-Five Thousand Dollars ($35,000), (ii) incurred by Lender arising from or relative to the administration or performance of this Agreement and the other Loan Documents or any requested amendments, modifications, supplements, waivers or consents (without regard to whether any of the same is ultimately entered into or granted) to this Agreement or any Loan Document and (iii) reasonably incurred by Lender in connection with the enforcement or preservation of rights under this Agreement or any other Loan Document.

19

(b) Borrower hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions (excluding taxes on the overall net income or gross receipts of Lender) now or hereafter determined by Lender to be payable in connection with this Agreement or any other Loan Document or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and Borrower agrees to save Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions. All payments of the Term Loan shall be made by Borrower to Lender free and clear of and without deduction or withholding for or on account of any taxes whatsoever, withholdings or other deductions. If any taxes are required to be withheld or paid, then the Borrower shall pay such taxes to the applicable taxing authority and Borrower shall send the original or a certified copy of the receipt evidencing such tax payment, within thirty (30) days of the payment date to the Lender. Borrower shall pay and indemnify and hold the Lender harmless from and against, any taxes that may at any time be asserted in respect of the Term Loan.

(c) Borrower hereby agrees to reimburse and indemnify Lender and each of its officers and directors (collectively, the “Indemnified Parties”) from and against any and all documented losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document or any transaction from time to time contemplated hereby including, without limitation, with respect to any Hazardous Materials or a violation of Environmental Laws, but excluding (i) any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction; and (ii) any consequential, indirect, incidental, punitive or lost profits or revenues.

6.22 Pension or Profit Sharing Plans. Borrower shall not, and shall cause each of its Subsidiaries not to, allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plan established or maintained by Borrower or any of its Subsidiaries which might reasonably be expected to constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan; or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) which may reasonably be expected to result in a liability of Borrower or any of its Subsidiaries to the PBGC which, in the reasonable opinion of Lender, could reasonably be expected to have a Material Adverse Effect.

20

6.23 Field Audits. Borrower agrees that Lender may conduct audits of Borrower, its Subsidiaries and their operations, the results of which shall be reasonably satisfactory to Lender, and the costs of which shall be paid by Borrower. Such audits will be conducted no more than one (1) time per calendar year absent an Event of Default. Lender may conduct a field examination of the Collateral at Borrower’s expense, no more than one (1) time per year absent an Event of Default.

6.24 Collateral. Borrower shall maintain the Collateral (as defined in the Security Agreement) in accordance with all recommend manufacturer specifications, as applicable, and applicable law. Borrower shall replace any parts or equipment comprising the Collateral in a timely manner, and with new parts and/or equipment of the same brand and model whenever possible or parts and/or equipment of a higher quality.

6.25 Change in Control. Borrower shall not consummate a Change in Control without causing all Obligations that are then due and owing to be paid at or prior to the closing thereof.

6.26 Lender’s Board Member. Lender shall have the option at any time to designate another individual to replace Lender’s Designee on Borrower’s Board of Directors; provided however, such right shall terminate when all Obligations have been satisfied in full and Lender shall thereafter have no further obligation to maintain Lender’s Designee on Borrower’s Board of Directors after all Obligations have been satisfied in full.

6.27 Landlord Waivers. Borrower shall obtain and deliver to Lender no later than May 31, 2018 a Landlord Waiver in a form reasonably acceptable to Lender from the landlord of the property leased by Borrower located at 1030 Winding Creek Road, Suite 100, Roseville, California. With respect to all of the other Locations (as defined in Section 5.10) leased by Borrower, Borrower shall make commercially reasonable efforts to obtain and deliver to Lender Landlord Waivers in forms reasonably acceptable to Lender from the landlords of all such other Locations.

ARTICLE 7.
DEFAULTS AND REMEDIES

7.1 Events of Default. Any of the following events shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall default in the payment of any sum which is or becomes due and payable under this Agreement, any Note or any other Loan Document.

(b) Any material representation or warranty made by Borrower or any of its Subsidiaries in this Agreement or in any certificate or document furnished under the terms of this Agreement shall prove untrue in any material respect.

(c) Borrower, any of its Subsidiaries or any of the persons other than Lender designated herein shall fail to observe or perform any other condition, covenant or agreement of Borrower or such Subsidiary set forth in this Agreement which is reasonably likely to result in a Material Adverse Effect and which failure is not cured within five (5) business days after receipt of written notice from Lender.

21

(d) Borrower or any of its Subsidiaries shall default in the performance of any of its obligations under any other Loan Document to which Borrower or such Subsidiary is a party, and such default shall not be cured or remedied by Borrower or such Subsidiary within any applicable period of grace or cure with respect thereto.

(e) Default in the payment of any other obligation of Borrower or any of its Subsidiaries for borrowed money, or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money, except for non-recourse project finance loans by any of its Subsidiaries that are special purpose vehicles formed for project development, sufficient to permit the holder thereof to accelerate the maturity of such obligation, including, without limitation, obligations of Borrower or such Subsidiary to Lender.

(f) Judgment(s) for the payment of money in excess of the sum of One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate shall be rendered against Borrower or any of its Subsidiaries and such judgment(s) shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who is defending such action without reservation of rights.

(g) Borrower or any of its Subsidiaries (i) shall admit in writing the inability to pay its or his debts as they become due and payable; or (ii) shall make an assignment for the benefit of creditors; or (iii) shall be adjudicated a bankrupt; or (iv) shall file a voluntary petition in bankruptcy or effect a plan or other arrangement with creditors; or (v) shall have applied for, or permitted the appointment of, a receiver or trustee or custodian for all or substantially all of the property or assets of Borrower or such Subsidiary, or a trustee, receiver or custodian shall have been appointed for all or substantially all of the property or assets of Borrower or any of its Subsidiaries who shall not have been discharged within sixty (60) days after the date of his appointment.

(h) Borrower shall dissolve or merge with or into any entity, or Borrower or any of its Subsidiaries shall dispose of all or any material portion of its assets; provided that the disposition of all or any material portion of its assets by any of its Subsidiaries formed as special purpose vehicles for project development shall not be deemed to be an Event of Default under this Section 7.1(h).

(i) The occurrence of any “reportable event”, as defined in ERISA, which (i) is determined to constitute grounds for (A) termination by the PBGC of any pension plan of Borrower or any of its Subsidiaries or (B) the appointment by the appropriate United States District Court of a trustee to administer such plan and (ii) is reasonably likely to result in a Material Adverse Effect, and (iii) such reportable event is not corrected and such determination is not revoked within thirty (30) days after (A) notice thereof has been given to the plan administrator, Borrower or such Subsidiary; or (B) the institution of proceedings by the PBGC to terminate any such pension plan or to appoint a trustee to administer such plan; or (C) the appointment of a trustee by the appropriate United States District Court to administer any such pension plan.

22

(j) Any breach or default by Borrower of any term or condition under any swap agreement, interest rate protection agreement, derivatives agreement, or similar agreements now or hereafter entered into by Borrower with Lender or any Affiliate of Lender.

(k) The occurrence of any event which Lender determines, in the exercise of its reasonable discretion, would reasonably be expected to have a Material Adverse Effect.

(l) A Change in Control.

7.2 Certain Remedies.

(a) If any Event of Default shall occur and be continuing:

(i) Lender may, by giving notice to Borrower, declare all of the Obligations, including the entire unpaid principal balance of the indebtedness evidenced by the Notes, all interest accrued thereon and any and all other sums payable by Borrower under this Agreement (including but not limited to any Exit Fee if applicable), the Notes or any other Loan Document, to be immediately due and payable. Thereupon, all of such Obligations which are not already due and payable shall forthwith become absolutely and unconditionally due and payable, without presentment, demand, protest or any further notice or any other formalities of any kind, all of which are hereby expressly and irrevocably waived. Any commitment or obligation, if any, on the part of Lender to make loans or otherwise extend credit to or in favor of Borrower shall immediately terminate.

(ii) Lender may proceed to protect and enforce all or any of its rights, remedies, powers and privileges under this Agreement, the Notes or any other Loan Document by action at law, suit in equity or other appropriate proceedings, whether for specific performance of any covenant contained.

(b) Upon the occurrence and at any time during the continuance or existence of an Event of Default under Section 7.1(g) of this Agreement, then the Obligations and all indebtedness then outstanding thereunder shall automatically become immediately due and payable without any notice by Lender to Borrower and any commitment or obligation, if any, on the part of Lender to make loans or otherwise extend credit to or in favor of Borrower shall immediately terminate. Further, upon the occurrence or at any time during the continuance or existence of any default hereunder, Lender may collect, deal with and dispose of all or any part of any security in any manner permitted or authorized by the Delaware Uniform Commercial Code or other applicable law (including public or private sale), and after deducting expenses (including, without limitation, reasonable attorneys’ fees and expenses), Lender may apply the proceeds thereof in part or full payment of any of the Obligations, whether due or not, in any manner or order Lender elects. In addition to the foregoing, upon the occurrence and at any time during the continuance or existence of any default hereunder, Lender may exercise any and all rights available to it under the Loan Documents or by application of law.

23

7.3 No Implied Waiver; Rights Cumulative. No delay by Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document, or available to it at law or in equity, shall impair, prejudice or constitute a waiver of any such right, remedy, power or privilege or be construed as a waiver of (or acquiescence to) any Event of Default. No right, remedy, power or privilege conferred on or reserved to Lender under any of the Loan Documents, in equity or at law is intended to be exclusive of any other right, remedy, power or privilege which may then be, or may thereafter become, available to Lender. All rights, remedies, powers and privileges available to Lender shall be cumulative; any of the same may be exercised at such time or times and in such order and manner as Lender shall (in its sole discretion) deem expedient.

ARTICLE 8.
MISCELLANEOUS PROVISIONS

8.1 Consent or Approval.

(a) In all instances in which Lender’s approval of or consent to any item, matter or circumstance is contemplated by the terms of this Agreement or any other Loan Document, such approval or consent or the exercise of such judgment shall (unless otherwise specified) (i) be within the absolute discretion of Lender, and (ii) be expressed only by a specific writing intended for such purpose and signed by Lender.

(b) Lender shall not, by reason of its consent or approval of any item or matter submitted to it, be deemed to have assumed or undertaken any responsibility or obligation for the adequacy, accuracy, completeness, efficacy, form or content of any such matter or item.

8.2 Duration. This Agreement shall continue in full force and effect and the duties, covenants, and liabilities of Borrower hereunder and all the terms, conditions, and provisions hereof relating thereto shall continue to be fully operative until all Obligations have been satisfied in full, provided, however that notwithstanding the provisions of this Section, the Loan shall be due and payable as set forth in the this Agreement and in the Notes.

8.3 Survival of Representations. All representations and warranties made by or on behalf of Borrower in this Agreement or any other Loan Document shall be deemed to have been relied upon by Lender notwithstanding any investigation which may be made by Lender. All such representations and warranties shall survive the closing of the transactions described herein and the disbursement of the proceeds of the Loan until all of the Obligations shall have been fully, finally and indefeasibly paid in full.

8.4 Binding Effect. This Agreement shall inure to the benefit of and be binding upon Borrower, Lender, and their respective successors and assigns; provided, however, that this Agreement and the Loan may not be assigned by Borrower without the consent of Lender but may be assigned by Lender without the consent of Borrower.

8.5 Counterparts. This Agreement may be executed in any number of counterparts (including by electronic delivery of signed signature pages) and by different parties in separate counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original and all of which counterparts, taken together, will constitute one and the same agreement.

24

8.6 Notices. Except for any notice required under applicable law to be given in another manner, all notices, requests, consents, demands, or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered either (i) personally with a written receipt acknowledging delivery, or (ii) three (3) Business Days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed to the following:

If to Lender:	CrowdOut Capital, LLC
Attn: Brian Gilmore, President
1010 Land Creek Cove, Suite 150
Austin, Texas 78746

With a copy to:	Ewing & Jones, PLLC
Attn: Randolph Ewing
6363 Woodway, Suite 1000
Houston, Texas 77057

If to Borrower:	Sunworks Inc.
Attn: Chief Financial Officer
1030 Winding Creek Road, Suite 100
Roseville, CA 95678

With a copy to:	Sichenzia Ross Ference Kesner LLP
Attn: Gregory Sichenzia
1185 Avenue of the Americas, 37th Floor
New York, NY 10036

Any Party, at any time, may designate additional or different addresses for subsequent notices or communication by furnishing notice to the other Party in the manner described above.

8.7 Waiver of Jury Trial. AFTER HAVING THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, AND FOR THEIR MUTUAL BENEFIT, BORROWER AND LENDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE WHICH MAY ARISE UNDER OR IN CONNECTION WITH THIS AGREEMENT.

8.8 Entire Agreement. This Agreement, together with other Loan Documents, and that certain Confidentiality Agreement dated as of March 23, 2018 constitute the entire agreement between Borrower and Lender with respect to the making and funding of the Loan, and no representations or agreements, express or implied, have been made to or with Borrower not herein or therein contained. This Agreement shall not be amended or modified, nor may any of its terms or conditions be waived, except by an instrument in writing duly executed by Lender and Borrower. Lender represents that there are no agreements with Cargile and/or Short, the holders of the Subordinated Notes, except for the Loan Documents.

25

8.9 Jurisdiction; Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal, substantive laws of the State of Texas, without giving effect to conflicts of laws principles. The parties voluntarily and irrevocably submit to the jurisdiction of the courts of the State of Texas located in Travis County, Texas, and the Federal Courts of the United States of America located in Travis County, Texas, over any dispute between or among the parties related to or arising out of this Agreement, and each party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined exclusively in such courts. The parties hereby irrevocably consent to the jurisdiction of such courts and hereby waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of such dispute related to or arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding anything to the contrary contained herein or in any Loan Document, Lender may bring suit and otherwise make filings in any jurisdiction in which the Collateral is located to enforce its rights pursuant to this Agreement or the Security Agreement.

8.10 Headings. Paragraph headings used in this Agreement are intended for convenience of reference only, and shall not be deemed to alter, affect or limit the meaning of any provision of this Agreement.

8.11 Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be invalid or unenforceable to any extent, the balance of this Agreement and the application of all provisions of this Agreement to all other persons and circumstances shall not be affected thereby; each provision of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

8.12 Relationship. The relationship between Borrower and Lender is strictly contractual in nature, and is governed entirely by this Agreement and the other Loan Documents. Nothing contained in this Agreement, and no action which Lender may take hereunder or in respect of the Loan, will create any agent, partnership, co-venture or joint venture between Borrower and Lender or will make Lender liable in any manner to any party dealing with Borrower.

8.13 Press Releases. Each party consents to the publication by the other party of press releases and advertising material relating to the Loan using the other party’s name, logo or trademark; provided, however that each party shall provide a draft reasonably in advance of any press release or advertising material to the other party for review, comment and approval prior to the publication thereof.

8.14 Amendments; Waivers. Borrower covenants and agrees that any decision with respect to any amendments, waivers and enforcement of Lender’s rights under the Loan Agreement and any other Loan Document shall be made independently of the holders of the Subordinated Notes.

8.15 Patriot Act. Borrower and each of its Subsidiaries is not (or will not be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to Lender with any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

[Remainder of Page Intentionally Left Blank]

26

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered of the day and year first set forth above.

BORROWER:

Sunworks Inc.,
a Delaware corporation

By:	/s/ Paul McDonnel
Name:	Paul McDonnel
Title:	Chief Financial Officer

LENDER:

CrowdOut Capital, LLC,
a Texas limited liability company

By:	/s/ Brian Gilmore
Brian Gilmore, President

[Signature Page to Loan Agreement]